Exhibit 10.4
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of November 7, 2022 (the “Restatement Effective Date”), is entered into by and among Bridge Investment Group Holdings Inc., a Delaware corporation (“Parent”), Bridge Investment Group Holdings LLC, a Delaware limited liability company (“Partnership”), Bridge Investment Group Employee Operations LLC, a Delaware limited liability company (“Operations”, and together with Parent, the Partnership, or any of the affiliates of Parent, the Partnership, and/or Operations as Executive may provide services to from time to time, and any successor(s) thereto, the “Company”) and Dean Allara (the “Executive”).
WHEREAS, as of the date on which Parent’s Registration Statement on Form S-1 filed in connection with Parent’s initial public offering became effective (the “Original Effective Date”), the Company and Executive entered into that certain EMPLOYMENT AGREEMENT embodying the terms of Executive’s continued employment with the Company (the “Initial Agreement”); and
WHEREAS, the Company desires to continue to employ the Executive and the Company and the Executive desire to amend and restate the Initial Agreement in its entirety in order to reflect the updated terms of Executive’s continued employment.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Employment Period. Effective upon the Original Effective Date, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Original Effective Date and continuing indefinitely until terminated in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in the foregoing, the Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.
2.Terms of Employment.
(a)Position and Duties.
(i)    Role and Responsibilities. Executive shall continue to serve as the Vice Chairman and Head of Client Solutions Group of the Company and shall perform such employment duties as are usual and customary for such position. In addition, Executive currently serves as a member of the Board of Directors of the Company (the “Board”). The Executive shall report directly to the Chairman of the Board (the “Chairman”). At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position hereunder. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof, unless otherwise determined by the Board. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement, unless otherwise determined by the Board.
(ii)    Exclusivity. During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote his or her full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, and (C) manage his or her personal investments, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement; provided, that with respect to the activities in subclause (A), the Executive receives prior written approval from the Chairman.
(b)Compensation, Benefits, Etc.
(i)Base Salary. Effective as of the Restatement Effective Date and during the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of at least $500,000 per annum. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly and shall be pro-rated for partial years of employment. The Base Salary may be increased in the discretion of the Board or a subcommittee thereof, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.
(ii)Cash Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to earn a cash performance bonus (a “Bonus”) under the Company’s bonus plan or program applicable to senior executives targeted at at least 145.475% of the Executive’s Base Salary. The actual amount of any Bonus shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof). The payment of any Bonus, to the extent any Bonus becomes payable, will be made on the date(s) on which semi-annual or annual bonuses are paid generally to the Company’s senior executives, subject to the Executive’s continued employment through the payment date.
(iii)Equity Awards. From time to time, the Company has and may continue to issue equity awards to the Executive. The complete terms and conditions of any restricted stock award shall be set forth in an award agreement in a form prescribed by the Board to be entered into by the Company and Executive and the Executive Emeritus/Alumnus Policy attached hereto as Exhibit B.
(iv)Carried Interest Awards. Executive shall be entitled to participate in such portion of the carried interest in the Company’s affiliated fund general partners as is determined by the Board. Except as otherwise provided herein, the terms and conditions of all carried interest awards will be set forth in the applicable partnership agreements, award letters and Executive Emeritus/Alumnus Policy attached hereto as Exhibit B.
(v)Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs on the same terms and conditions as those applicable to similarly situated senior executives. In addition, during the Employment Period, the Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(v) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

(vi)Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in connection with the performance of his or her duties under this Agreement in accordance with the policies, practices and procedures of the Company provided to employees of the Company.
(vii)Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.
(viii)Vacation/Paid Time Off. During the Employment Period, the Executive shall be entitled to vacation and/or paid time off in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives.
3.Termination of Employment.
(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.
(b)Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.
(c)Termination by the Executive. The Executive’s employment may be terminated by the Executive for any or no reason, including with Good Reason or by the Executive without Good Reason.
(d)Notice of Termination. Any termination of employment (other than due to the Executive’s death), shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 11(b) hereof. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e)Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions, if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in his or her possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the business, clients, investors, customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.
4.Obligations of the Company upon Termination.
(a)Accrued Obligations. In the event that the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (i) any earned but unpaid Base Salary and accrued but unused vacation or paid time off, and (ii) reimbursement of any business expenses incurred by the Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(vi) hereof (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) – (ii) of the preceding sentence shall be paid within thirty (30) days after the Date of Termination (or such earlier date as may be required by applicable law).
(b)Qualifying Termination. Subject to Sections 4(e), 4(f), 9 and 11(d), and the Executive’s continued compliance with the provisions of Section 6 hereof (including the Restrictive Covenants Agreement), if the Executive’s employment with the Company is terminated during the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations:
(i)Cash Severance. The Company shall continue to pay Executive his or her Base Salary at the then-current rate per pay period for a period of twelve (12) months (the “Severance Period”) following the termination of the Employment Period, in accordance with the Company’s then-current payroll policies and practices. The foregoing severance payments shall commence on the first payroll period following the date Executive’s Release becomes effective (the “Payment Date”) and the first payment shall include all accrued amounts from the Date of Termination; provided, however, if upon Executive’s Qualifying Termination he or she is eligible for Garden Leave Compensation under the Restrictive Covenants Agreement (as such term is defined therein), then, in each pay period, any Base Salary to be provided pursuant to this Section 4(b)(i) shall be reduced by the amount of such Garden Leave Compensation also paid in such pay period.
(ii)COBRA. Unless Executive receives continued health benefits under Section 4(b)(iv) below in accordance with Exhibit B, in which case this section shall not apply, subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, for the Severance Period, the Company shall continue to provide, during the Severance Period, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). If upon Executive’s Qualifying Termination he or she is eligible for Garden Leave Compensation under the Restrictive Covenants Agreement (as such term is defined therein), the healthcare coverage under this Section 4(b)(ii) shall not apply for any period during which reimbursement of COBRA premiums is provided to Executive as part of such Garden Leave Compensation in such period.

(iii)Equity Award Treatment. All outstanding Company equity awards that are held by the Executive on the Date of Termination (other than any carried interest awards) shall vest and, to the extent applicable, become exercisable on an accelerated basis as of the Date of Termination with respect to the number of shares underlying such award that would have vested (and become exercisable, if applicable) had the Executive remained in continuous service beyond the Date of Termination for the Severance Period. Notwithstanding the foregoing, in the event that the Qualifying Termination occurs on or within eighteen (18) months following a Change in Control, then all outstanding Company equity awards that are held by the Executive on the Date of Termination (other than any carried interest awards) shall become fully vested and, to the extent applicable, exercisable. The foregoing provisions are hereby deemed to be a part of each equity award (and, for the avoidance of doubt, if any equity award is subject to more favorable vesting pursuant to any agreement or plan regarding such equity award, such more favorable provisions shall continue to apply and shall not be limited by this clause (iii)).
(iv)Executive Emerita/Emeritus Status. Subject to Executive’s satisfaction of the requirements set forth in Exhibit B, Executive shall be eligible, to the extent Executive satisfies the requirements for “Senior Managing Director Emerita/Senior Managing Director Emeritus” status as of the date of the termination of the Employment Period, for the benefits provided in Exhibit B related to such status on the terms and conditions set forth therein.

(c)Resignation Other than for Good Reason. Subject to Sections 4(c), 4(e), 9 and 11(d), and the Executive’s continued compliance with the provisions of Section 6 hereof, if the Executive’s employment with the Company is terminated during the Employment Period due to Executive’s voluntary resignation other than for Good Reason, then in addition to the Accrued Obligations, subject to Executive’s satisfaction of the requirements set forth in Exhibit B, Executive shall be eligible, to the extent Executive satisfies the requirements for “Senior Managing Director Emerita /Emeritus” status as of the date of the termination of the Employment Period, for the benefits provided in Exhibit B related to such status on the terms and conditions set forth therein.
(d)Death or Disability. Subject to Sections 4(c), 4(e), 9 and 11(d), and the Executive’s continued compliance with the provisions of Section 6 hereof, if the Executive’s employment with the Company is terminated during the Employment Period as a result of Executive’s death or Disability, then in addition to the Accrued Obligations:
(i)    Equity Acceleration. All outstanding Company equity awards that are subject to time-based vesting conditions that are held by the Executive on the Date of Termination shall vest and, to the extent applicable, become exercisable on an accelerated basis as of the Date of Termination.
(ii)    Carried Interest Acceleration. All outstanding carried interest awards shall vest as of the Date of Termination.

(e)Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(b), 4(c) or 4(d) hereof that the Executive execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination and that the Executive not revoke such Release during any applicable revocation period. For the avoidance of doubt, all equity awards and/or carried interest awards eligible for accelerated vesting and continued vesting pursuant to Sections 4(b), 4(c) or 4(d) hereof shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.
(f)Other Terminations. If the Executive’s employment is terminated for any reason not described in Sections 4(b), 4(c) or 4(d) hereof, including a termination by the Company for Cause, the Company will pay the Executive only the Accrued Obligations and Executive will not be eligible for any of the benefits set forth on Exhibit B.
(g) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 4, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.
(h)Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.
5.Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
6.Restrictive Covenants.
(a)The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, which shall have been obtained by the Executive in connection with the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it; provided, however, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company.
(b)While employed by the Company, the Executive shall not be engaged in any other business activity that would be competitive with the business of the Company and its subsidiaries or affiliates. In addition, while employed by the Company and for a period of twelve (12) months after the Date of Termination, the Executive shall not directly or indirectly solicit, induce, or encourage any employee or consultant of the Company and/or its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to the Company and/or its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity except, in each case, to the extent the foregoing occurs as a result of general advertisements or other solicitations not specifically targeted to such employees and consultants. During his or her employment with the Company and for a period of twelve (12) months after the Date of Termination, the Executive shall not use any trade secret of the Company or its subsidiaries or affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
(c)Subject to Section 6(f), during the Executive’s service with the Company and thereafter, excepting any litigation between the parties, (i) the Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on any of the Company or any of its subsidiaries or affiliates, or that are otherwise disparaging of any policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards of the Company, its affiliates or any of their past or present officers, directors, employees, advisors or agents, and (ii) the Company agrees to instruct its directors and executive officers not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on the Executive’s personal or business reputation or business.
(d)In recognition of the fact that irreparable injury will result to the Company in the event of a breach by the Executive of his or her obligations under Sections 6(a)-(c) hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive and to cease the payment of any benefits under Section 4(b)-(c) above.
(e)The Executive hereby acknowledges that the Executive has previously entered into the Company’s standard form of Non-Competition, Non-Solicitation and Non-Disclosure Agreement, containing confidentiality, intellectual property assignment and other protective covenants (the “Restrictive Covenant Agreement”), that the Executive shall continue to be bound by the terms and conditions of the Restrictive Covenant Agreement, and that such agreement shall be additional to, and not in limitation of, the covenants contained in this Section 6.
(f)Notwithstanding anything in this Agreement or the Restrictive Covenant Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.
7.Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
8.Successors.
(a)This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and their respective successors and assigns.
9.Section 280G of the Code.
    (a)    Best Pay Provision. In the event that any payment or benefit received or to be received by Executive pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or the termination of Executive’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). Except to the extent that an alternative reduction order would result in a greater economic benefit to the Executive on an after-tax basis, the parties intend that the Total Payments shall be reduced in the following order: (w) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (x) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code, (y) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A of the Code, and (z) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code; provided, in case of clauses (x), (y) and (z), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to equity awards with later vesting dates; provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on the Executive under Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Executive on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.
(b)    Determinations. All determinations regarding the application of this Section 9 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (iv) of the Code. All determinations related to the calculations to be performed pursuant to this “Section 280G Treatment” section shall be done by the 280G Firm. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after notification from either the Company or Executive that Executive may receive payments which may be “parachute payments.” Executive and the Company will each provide the 280G Firm access to and copies of any books, records, and documents as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

10.Certain Definitions.
(a)“Board” means the Board of Directors of the Company.
(b)“Cause” means the occurrence of any one or more of the following events:
(i)the Executive’s willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after his or her issuance of a Notice of Termination for Good Reason), including the Executive’s failure to follow any lawful directive from the Chairman within the reasonable scope of the Executive’s duties and the Executive’s failure to correct the same (if capable of correction, as determined by the Chairman), within thirty (30) days after a written notice is delivered to the Executive, which demand specifically identifies the manner in which the Chairman believes that the Executive has not performed his or her duties;

(ii)the Executive’s conviction of, indictment for or entry of a plea of guilty or nolo contendere to a felony crime (excluding vehicular crimes) or a crime of moral turpitude;
(iii)the Executive’s material breach of any material obligation under any written agreement with the Company or its affiliates or under any applicable policy of the Company or its affiliates (including any code of conduct or harassment policies), and the Executive’s failure to correct the same (if capable of correction, as determined by the Chairman), within thirty (30) days after a written notice is delivered to the Executive, which demand specifically identifies the manner in which the Chairman believes that the Executive has materially breached such agreement or policy;
(iv)any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by the Executive;
(v)the Executive’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Executive of his or her fiduciary duty to the Company or its affiliates, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company or its affiliates; or
(vi)the Executive’s commission of an act of material dishonesty resulting in material reputational, economic or financial injury to the Company or its affiliates.
(c)“Change in Control” has the meaning set forth in the Plan. Notwithstanding the foregoing, in no event shall Parent’s initial public offering constitute a Change in Control and, if a Change in Control constitutes a payment event with respect to any amount hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such amount if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
(d)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
(e)“Date of Termination” means the date on which the Executive’s employment with the Company terminates.
(f)“Disability” means that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, as determined in the reasonable discretion of the Board.
(g)“Good Reason” means the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(i) a material diminution in the Executive’s base compensation, unless such a reduction is imposed as part of a generalized reduction in the base salaries of senior management of the Company;
(ii)a material diminution in the Executive’s title, authority or duties, as contemplated by this Agreement; or
(iii)the Company’s material breach of this Agreement.

    Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within thirty (30) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.
(h)“Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice unless as otherwise provided upon a termination for Good Reason).
(i)“Plan” means Parent’s 2021 Incentive Award Plan, as amended from time to time.
(j) “Qualifying Termination” means a termination of the Executive’s employment (i) by the Company without Cause (other than by reason of the Executive’s death or Disability), or (ii) by the Executive for Good Reason.
(k) “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.
(l)“Separation from Service” means a “separation from service” (within the meaning of Section 409A).
11.Miscellaneous.
(a)Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to principles of conflict of laws. Any suit brought hereon shall be brought in the state or federal courts sitting in Salt Lake City, Utah, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Utah law.
(b)Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business to the attention of the Company’s General Counsel, or such other address as either party may specify in writing.
(c)Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(d)Section 409A of the Code.
(i)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 11(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.
(ii)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.
(iii)To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(e)Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
(f)Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g)No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)Entire Agreement. This Agreement (and the exhibits hereto) and the Restrictive Covenant Agreement constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof.
(i)Arbitration. To aid in the rapid and economical resolution of any disputes that may arise in the course of the employment relationship, Executive and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Agreement, Company equity held by Executive, Executive’s employment relationship with the Company, or the termination of Executive’s employment or service relationship with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Salt Lake City, Utah, conducted before a single neutral arbitrator selected and administered in accordance with the employment arbitration rules & procedures or then applicable equivalent rules of JAMS, Inc. (the “JAMS Rules”) and the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq. A copy of the JAMS rules may be found on the JAMS website at www.jamsadr.com and will be provided to Executive by the Company upon request. BY AGREEING TO THIS ARBITRATION PROCEDURE, EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE, CLAIM OR DEMAND THROUGH A TRIAL BY JURY OR JUDGE OR BY ADMINISTRATIVE PROCEEDING IN ANY JURISDICTION. Executive will have the right to be represented by legal counsel at any arbitration proceeding, at Executive’s expense. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. This Section 11(i) is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before any governmental agency; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the any similar agency in any applicable jurisdiction; provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief (or any other provisional remedy) in any court of competent jurisdiction pursuant to applicable law to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration). The Company shall pay the arbitrator’s fees, arbitration expenses and any other costs unique to the arbitration proceeding (recognizing that each side shall bear its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court); provided, however, that the arbitrator may award attorney’s fees and costs to the prevailing party, except as prohibited by law.

THE EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.
(j)Amendment; Survival; Construction. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(k)Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.
BRIDGE INVESTMENT GROUP HOLDINGS INC.
By:     /s/ Jonathan Slager
Name: Jonathan Slager
Title: Chief Executive Officer
BRIDGE INVESTMENT GROUP HOLDINGS LLC
By:     /s/ Jonathan Slager
Name: Jonathan Slager
Title: Chief Executive Officer
BRIDGE INVESTMENT GROUP EMPLOYEE OPERATIONS LLC

By: Bridge Investment Group Holdings LLC, its sole Managing Member

By: /s/ Jonathan Slager
Name: Jonathan Slager
Title: Chief Executive Officer
“EXECUTIVE”
    /s/ Dean Allara
Dean Allara

EXHIBIT A

GENERAL RELEASE

1.Release For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Bridge Investment Group Holdings Inc., a Delaware corporation (“Parent”), Bridge Investment Group Holdings LLC, a Delaware limited liability company (“Partnership”), Bridge Investment Group Employee Operations LLC, a Delaware limited liability company (“Operations”, and together with Parent, the Partnership, or any of the affiliates of Parent, the Partnership, and/or Operations as Executive may provide services to from time to time, and any successor(s) thereto, the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act.
2.Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(b)-(d) of that certain Amended and Restated Employment Agreement, effective as of November 7, 2022, between the Company and the undersigned (the “Employment Agreement”), with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and the Company, (iii) with respect to Section 2(b)(vi) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including Claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (vi) to any Claims which cannot be waived by an employee under applicable law or (vii) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
3.Unknown Claims. THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
4.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
5.Representations; Continuing Obligations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity. The undersigned hereby expressly reaffirms his obligations under Section 6 of the Employment Agreement, and agrees that such obligations shall survive the termination of the undersigned’s employment.
6.No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
7.No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
8.[OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Workers Benefit Protection Act, the undersigned is hereby advised as follows:
(a)the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;
(b)the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;
(c)the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;
(d)the Company advises the undersigned to consult with an attorney prior to executing this Release;
(e)the undersigned has been given at least [21]1 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the [21]-day period; and
(f)the undersigned may revoke this Release within seven (7) days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period if the undersigned has not revoked this Release during such seven-day period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before 5:00 p.m. Pacific time on the seventh day after this Release is executed by the undersigned.]2
9.Governing Law and Venue. This Release is deemed made and entered into in the State of Utah and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Utah, to the extent not preempted by federal law. Any suit brought hereon shall be brought in the state or federal courts sitting in Salt Lake City, Utah, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Utah law.
10.Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
1 NTD: Use 45 days in a group termination, and include information regarding terminated positions.
2 NTD: Include if the Executive is age 40 or older at the time of termination.

11.Counterparts. This Release may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Release may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

        Dean Allara

EXHIBIT B

EXECUTIVE EMERITUS/ALUMNUS POLICY

    This Executive Emeritus/Alumnus Policy (this “Policy”) sets forth the terms and conditions applicable to Senior Managing Directors (or equivalent title, including Partner) and Managing Directors (each, an “Executive”) upon a Qualifying Termination or a Qualified Retirement (as defined below). This Policy sets forth the eligibility requirements, obligations and benefits applicable to each such Executive upon their Qualifying Termination or Qualified Retirement from Bridge Investment Group Holdings LLC (the “Company” and, together with its affiliates, “Bridge”).
Senior Managing Director Emerita/Emeritus:

I.Eligibility: To be eligible to be named as a Senior Managing Director Emerita/Emeritus, Executive must meet the following qualifications.
a.Leadership. Have been a Senior Managing Director (or equivalent title, including Partner) for at least 10 years prior to a Qualifying Termination or a Qualified Retirement (or since Bridge’s organization in 2011, whichever is shorter). The Board may consider giving credit on a case-by-case basis for time worked at a predecessor company acquired by Bridge.
b.Qualified Retirement or Qualifying Termination. Terminate employment with Bridge pursuant to a Qualified Retirement or a Qualifying Termination.
i.“Qualified Retirement” means voluntary retirement after reaching the age of 55 from Bridge or an affiliate as coordinated with the Board. The following events will disqualify an Executive from Qualified Retirement:
1.Full-time employment following the date of retirement from Bridge and its affiliates; or
2.Any part-time or other consulting work for any competitor of Bridge following the date of retirement from Bridge and its affiliates.
c.Ongoing Ownership Requirement. Unless otherwise determined by the Board, retain at least 100,000 shares of the Class A common stock of the Public Parent (on an as-converted basis, taking into account any and all securities convertible into, or exercisable, exchangeable, or redeemable for, shares of Class A common stock of the Public Parent (including operating company interests of the Company)).
d.Contractual Requirements. Timely sign and not revoke an effective release of claims and such other agreements as the Board deems appropriate governing the Executive’s ongoing obligations to Bridge hereunder, including a services agreement setting forth such obligations in a form reasonably acceptable to the Company (collectively, the “Separation Agreements”), and remain in compliance with such Separation Agreements and any employment agreement or other restrictive covenants, non-solicitation, non-compete or other similar agreements with Bridge.

II.Obligations: In order to continue to retain his or her status as a Senior Managing Director Emerita/Emeritus, Executive must:
a.As requested by the Board, serve as a mentor for up to two (simultaneous) high potential future leaders;
b.As requested by the Board, be available for advice and counsel to Bridge from time to time as reasonably requested by Bridge;
c.As requested by the Board, serve on at least one Bridge committee (e.g., ESG, DE&I); and
d.Be available to promote Bridge and its investment vehicles as appropriate.

III.Benefits: During Executive’s period of service as a Senior Managing Director Emerita/Emeritus, Executive shall be eligible to:
a.Be eligible to apply for Bridge-arranged financing, to the extent generally available to employees of Bridge, for acquiring limited partner interests in Bridge-sponsored funds on terms generally available to employees;
b.Receive a waiver of management fees or carried interest for any limited partner investments in any Bridge-sponsored fund up to a maximum of $5 million per fund;
c.Provide or reimburse Executive for the costs of healthcare benefits for the Executive and his or her eligible dependents, to the extent such benefits are generally available to employees of Bridge at Company expense for two years after the date of termination; thereafter the Executive will still be eligible to receive healthcare benefits, but must do so at the Executive’s own cost (provided, that the Board may in its discretion elect to end such healthcare benefits after the initial two-year period if it determines the cost of providing such coverage is unduly burdensome to the Company, but in no event shall the ability to receive such healthcare benefits end before the Executive is eligible for Medicare Part B medical insurance);
d.Be eligible for continued vesting of unvested equity awards (including carried interest, profits interest and other equity awards) (the “Equity Awards”) in accordance with the following vesting schedules (“Continued Vesting”), as each may apply:
i.For an Executive who serves as a member of the Board or who was employed by Bridge for at least 25 years prior to a Qualified Retirement or a Qualifying Termination: 100% of the outstanding and unvested Equity Awards as of the date of termination of employment (after giving effect to any accelerated vesting as a result of such termination pursuant to Section 4 of the Agreement to which this Exhibit B is attached, if applicable) will continue to vest according to their existing vesting schedules, subject to continued service under the Separation Agreements through each applicable vesting date;

ii.For an Executive who serves as Senior Managing Director or who was employed by Bridge for at least 15 years prior to a Qualified Retirement or a Qualifying Termination: 75% of the outstanding and unvested Equity Awards as of the date of termination of employment will continue to vest according to their existing vesting schedules (for the avoidance of doubt, 25% of the outstanding and unvested Equity Awards (after giving effect to any accelerated vesting pursuant to Section 4 of the Agreement to which this Exhibit B is attached, if applicable) will be forfeited as of the date of termination of employment), subject to continued service under the Separation Agreements through each applicable vesting date;
iii.For an Executive who serves as Managing Director or who was employed by Bridge for at least 10 years prior to a Qualified Retirement or a Qualifying Termination: 50% of the outstanding and unvested Equity Awards as of the date of termination of employment will continue to vest according to their existing vesting schedules (for the avoidance of doubt, 50% of outstanding unvested equity (after giving effect to any accelerated vesting pursuant to Section 4 of the Agreement to which this Exhibit B is attached, if applicable) will be forfeited as of the date of termination of employment), subject to continued service under the Separation Agreements through each applicable vesting date;
e.Be invited to attend Bridge summer and holiday parties; and
f.Be invited to, and expected to attend, a reunion dinner hosted by the Chairman on an annual basis (or at such other intervals as may be determined).

Managing Director Alumna/Alumnus:

I.Eligibility: To be eligible to be named as a Managing Director Alumna/Alumnus, Executive must meet the following qualifications:
a.Leadership. Have been a Managing Director for at least 10 years prior to a Qualified Retirement or Qualifying Termination (or since Bridge’s organization in 2011, whichever is shorter). The Board may consider giving credit on a case-by-case basis for time worked at a predecessor company acquired by Bridge.
b.Qualified Retirement or Qualifying Termination. Terminate their employment with Bridge pursuant to a Qualified Retirement or a Qualifying Termination.
c.Ongoing Ownership Requirement. Unless otherwise determined by the Board, retain at least 50,000 shares of the Class A common stock of the Public Parent (on an as-converted basis, taking into account any and all securities convertible into, or exercisable, exchangeable, or redeemable for, shares of Class A common stock of the Public Parent (including operating company interests of the Company)).
d.Contractual Requirements. Timely sign and not revoke the Separation Agreements and remain in compliance with the Separation Agreements and any employment agreement or other restrictive covenants, non-solicitation, non-compete or other similar agreements with Bridge.

II.Obligations: In order to continue to retain his or her status as a Managing Director Alumna/Alumnus, Executive must:
a.As requested by the Board, serve as a mentor for at least one high potential future leader;
b.As requested by the Board, be available for advice and counsel to Bridge from time to time;
c.As requested by the Board, serve on at least one Bridge committee (e.g., ESG, DE&I); and
d.Be available to promote Bridge and its investment vehicles as appropriate.

III.Benefits: During Executive’s period of service as a Managing Director Alumna/Alumnus, Executive shall be eligible to:
a.Be eligible to apply for Bridge-arranged financing, to the extent generally available to employees of Bridge, for acquiring limited-partner interests in Bridge-sponsored funds on terms generally available to employees;
b.Receive a waiver of management fees or carried interest for any limited-partner investments in any Bridge-sponsored fund (up to a maximum of $2.5 million committed capital per fund);
c.Be eligible for Continued Vesting on the terms described above;
d.Be invited to attend Bridge summer and holiday parties; and
e.Be invited to, and expected to attend, a reunion dinner hosted by the Chairman on an annual basis (or at such other intervals as may be determined).

B-4